Exhibit 99.1

Verano Announces 1-for-5 Reverse Stock Split to Prepare the Company for Prospective U.S. Stock Exchange Listing

●	Reverse Stock Split builds on prior strategic initiatives the Company has executed to prepare for future growth and U.S. capital markets opportunities, including completing the redomiciling of Verano Holdings Corp. from British Columbia, Canada, to the U.S. state of Nevada in November 2025
●	Verano’s active operations span 13 states, comprised of 162 dispensaries and 14 cultivation and processing facilities with more than 1.1 million square feet of cultivation capacity

CHICAGO, June 1, 2026 (GLOBE NEWSWIRE) -- Verano Holdings Corp. (Cboe CA: VRNO) (OTCQX: VRNO) (“Verano” or the “Company”), a leading multi-state cannabis company, today announced that the Company’s Board of Directors has approved a 1-for-5 reverse stock split (“Reverse Stock Split”) of the Company’s common stock, which is expected to take effect on or about June 11, 2026. The Company believes that the consolidation ratio of one post-consolidation share for each five pre-consolidation shares will advance Verano on its path towards listing its common stock on a major U.S. stock exchange.

When effected, the Reverse Stock Split will reduce Verano’s total issued and outstanding shares of common stock and is expected to deliver an increase in the price per share. Management also believes the Reverse Stock Split may provide additional benefits, including increasing institutional investor interest and access as the Company pursues uplisting on a U.S. exchange in the future.

“The Reverse Stock Split marks another significant step forward for Verano and our future and builds on a series of strategic initiatives we’ve executed to position Verano ahead of growth and U.S. capital markets opportunities,” said George Archos, Verano founder and Chief Executive Officer. “On the heels of the historic medical cannabis rescheduling announcement and in anticipation of prospective reforms that may follow in the near future, the reverse stock split is a prudent strategic measure that prepares the Company for listing on a major U.S. exchange, which we believe is in the best interests of our employees and stockholders.”

The Company will not be issuing fractional post-Reverse Stock Split shares of common stock in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of the Company’s common stock following the Reverse Stock Split will receive a cash payment in lieu thereof at a price equal to that fractional share to which the stockholder would otherwise be entitled - multiplied by the closing sale price of the common stock on Cboe Canada, as adjusted for the Reverse Stock Split - on the trading day preceding the effective date of the Reverse Stock Split.

The Company currently has 364,381,806 shares of common stock outstanding, and assuming no additional shares of common stock are issued, the Reverse Stock Split will reduce the issued and outstanding shares of common stock to approximately 72,876,361 shares of common stock. Any shares of common stock issued prior to the Reverse Stock Split will be adjusted on the ratio discussed above. Upon completion of the Reverse Stock Split, the Company anticipates that its common stock will continue to trade on Cboe Canada and OTCQX under the symbol “VRNO”.

The exercise or conversion price and the number of shares of common stock issuable under any of the Company’s outstanding stock options or restricted stock units, and any other securities convertible into shares of common stock, will be proportionately adjusted to reflect the Reverse Stock Split in accordance with the respective terms thereof.

Odyssey Trust Company (“Odyssey”), the Company’s transfer agent, is acting as the exchange agent in connection with the Reverse Stock Split. Stockholders with shares in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker; all stockholders of record may direct questions to Odyssey.

More information is available on the Company’s Investor website. B-Roll video footage and Company images are available for media use via Verano’s Media Kit (credit “courtesy of Verano”).

About Verano

Verano Holdings Corp. (Cboe CA: VRNO) (OTCQX: VRNO), one of the U.S. cannabis industry’s leading companies based on historical revenue, geographic scope and brand performance, is a vertically integrated, multi-state operator embracing a mission of saying Yes to plant progress and the bold exploration of cannabis. Verano provides a superior cannabis shopping experience in medical and adult use markets under the Zen Leaf™ and MÜV™ dispensary banners, and produces a comprehensive suite of high-quality, regulated cannabis products sold under its diverse portfolio of trusted consumer brands including Savvy™, (the) Essence™, Swift Lifts™, HYPHEN™, Encore™, BITS™, Avexia™, MÜV™, CTPharma™, and Verano™. Verano’s active operations span 13 U.S. states, comprised of 14 production facilities with over 1.1 million square feet of cultivation capacity. Learn more at Verano.com.

Contacts:

Investors

Verano

Aaron Miles

Chief Investment Officer

Investors@verano.com

Media

Verano

Steve Mazeika

Vice President, Communications

steve.mazeika@verano.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company’s beliefs regarding future events, plans, strategies, or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “future”, “scheduled”, “estimates”, “forecasts”, “projects,” “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved”. Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein, including, without limitation, the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission at www.sec.gov. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information or forward-looking statements that are contained or referenced herein, except as may be required in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice regarding forward-looking information and statements.

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